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                                                                EXHIBIT 21


              STANDEX INTERNATIONAL CORPORATION AND SUBSIDIARIES

                          SUBSIDIARIES OF REGISTRANT
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    Information is set forth below concerning all operating subsidiaries of the Company as of June 30, 1996 (except subsidiaries which, considered in the aggregate do not constitute a significant subsidiary):

                                                                     Percentage
                                                       Percentage    of Voting
                                                        of Voting      Stock
                                                       Stock Owned    Owned by
                                    Jurisdiction of      by the       Immediate
     Name of Subsidiary              Incorporation       Company       Parent

Crest Fruit Company...............   Texas               100%

Custom Hoists, Inc. ..............   Ohio                100%

James Burn International, Inc. ...   New York            100%

Standex Financial Corp. ..........   Delaware            100%

SXI Limited.......................   Canada              100%

Keller-Dorian Graveurs, S.A. .....   France              100%

S. I. de Mexico S.A. de C.V. .....   Mexico              100%

Standex International FSC, Inc. ..   Virgin Islands      100%

Standex International GmbH........   Germany             100%

Standex Holdings Limited..........   United Kingdom      100%

  Standex International Limited...   United Kingdom      100%

  Roehlen Industries Pty.
    Limited.......................   Australia           50%           50%

  James Burn International
    Limited.......................   United Kingdom                    100%

  Standex Electronics (U.K.)
    Limited.......................   United Kingdom                    100%
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